All Staff Information Meeting 9 April 2015 Exhibit 99.5

Public offer from Infinera
Transmode shareholders has received a public offer
from Infinera to acquire 100% of outstanding shares in
Transmode
Our Board has recommended our shareholders to
accept the offer
Our largest shareholder, POD Investment, has already
accepted the offer under certain conditions
The Offer consideration consists of a mix of cash and
new Infinera shares
2 Confidential

The combination of Infinera and Transmode would create one of the leading global vendors of end-to-end optical transport solutions, spanning Longhaul and Metro applications.
The combined
worldwide sales operations will increase market
coverage
and open a larger part of the growing optical networking market fuelling new growth opportunities.
A
broader and enhanced product portfolio
can be developed combining
expertise from the Company and Infinera in OTN, Ethernet and optical technologies.
The combined Infinera and Transmode operations will
together be well
position to face challenges associated with growing in the networking equipment
industry,
which amongst other require investments in new
markets and products.
3 Confidential
The Board’s recommendation to accept Infinera’s public offer

Strategic benefits to Transmode
There are a number of strategic benefits to Transmode from combining its operations with Infinera:
Differentiated and comprehensive product portfolio with Transmode Metro aggregation and access products, combined with Infinera long-haul products
World class R&D and engineering organization with complementary strengths to develop market leading solutions. The companies’ similar engineering culture will create a strong platform for successful integration
Complementary geographical footprint with Transmode strengths in Europe and
Infinera strengths in North America
Cross-selling opportunities to complementary customer-bases
Addressing a larger portion of the optical networking market and engineer better products with fast time-to-market
4 Confidential

Employees
For the near-term, Infinera does not intend to make any material changes to
Transmode’s employees or to Transmode’s existing organization and operations, including the terms of employment and locations of the business.
Each company’s engineering structure is anticipated to remain substantively intact and Infinera intends to have Transmode’s current CEO lead the Metro Aggregation business operations of the Combined Company
For the long-term, the optimal structures of each function will be determined during the period following the completion of the Offer and the creation of the Combined
Company, after an assessment of the Combined Company’s optimal structure and staffing
It is expected that the Combined Company will maintain Infinera’s and Transmode’s current facilities. The exact structure and assignments of the Combined Company’s senior management team will be determined over the course of the integration.
5 Confidential
Source: Infinera press release,  – Public Offer

The offer in brief
The total Offer consideration consists of a mixture of
cash and new shares of common stock in Infinera, which
values each Transmode share at SEK 109. Infinera is
offering each Transmode shareholder:
For every 10 shares of Transmode, shareholders will
receive SEK 300 in cash and approximately 4.705
Infinera Shares
In prior to recommending the offer, the Board initiated a
third-party fairness opinion to evaluate the offer. This
opinion determined that the price was a fair from from a
financial point of view for shareholders – full details in
the Transmode board press release
6 Confidential

Who is Infinera

INFONETICS RESEARCH
#1 OPTICAL HARDWARE VENDOR
2014 Optical Scorecard

Who is Infinera
Innovator & Leader
Founded 2001, IPO as “INFN” 2007 (NASDAQ)
Use unique Photonic Integrated Circuits (PICs)
DWDM platforms, Intelligent Transport Networks
400+ Patents Filed/Granted
#1 Optical company WW rated by Infonetics
Global
~1,500 employees
Headquarters Sunnyvale, CA, USA
Silicon Valley innovation, Global presence
8 Confidential
Source: Infinera

Telefónica
bics
colt
Rostelecom
CenturyLink
vodafone
RELIANCE Globalcom
Designing The Future
KDDI
COX
TeliaSonera
OTE
TELSTRA
Level(3)
T
NTT Communications
TELECOM ITALIA
XO
elisa
PACNET
EQUINIX

transmode

Infinera Momentum
Leader in Intelligent Transport Network™ solutions
20%+ YoY revenue growth 2 consecutive years, 2x market growth rate
140 customers in 73 countries; 59 DTN-X customers
Diversified customer base across multiple verticals
- 7 Tier 1s globally - 3 of top 4 Internet Content Providers
- 4 of top 5 NA Cable/MSOs - Multiple top Wholesale & Enterprise Carriers
9 Confidential
Source: Infinera

100G LH
Core
100G
Metro Cloud
100G
Metro Agg
Port Volume
DTN-X
Cloud
Xpress
Evolving
Portfolio
2012
2013
2014
2015
2016

transmode

Transition to multi-market; Right Products at the Right Time 10 Confidential Source: Infinera estimates based on customer and analyst interaction

Strategic fit

The combination of Infinera and Transmode 12 Confidential Metro Edge Metro Aggregation Metro Core $15.3B (2018) – Transport Market Infinera Transmode Source: Infinera LH Core Cloud

Complementing products
13 Confidential
Metro Access/ Edge/Core
Metro Aggregation
Cloud
LH Core
Ability to Service the Full Transport Market
TM-Series
DTN-X
XTC4/10
Cloud Xpress
Rich Eth.
Biz Service
Storage
Networks
FTTx/PON
Triple Play
xDSL
Triple Play
CATV/MSO
Triple Play
Mobile Back/
Front-haul
XTC4
SDN Enabled Portfolio
Source: Infinera
Sliceable Photonics

Complementing geographic markets 14 Confidential Neptune Poseidon Poseidon Neptune Neptune Poseidon

What happens now

Indicative timetable
16 Confidential
Key Events April May June July
Announcement/Press release
Preparation of offer document and
Swedish Financial Supervisory
Authority (Finansinspektionen)
review
Estimated date for announcement of
the offer document
Estimated acceptance period
Estimated settlement date
9 April
29 July
25 June
26 June - 17 July
~11 weeks

Information
13:00 CET All staff presentation by Tom Fallon, CEO, Infinera
16:00 CET All staff meeting at 16:00 CET  (repeat of 9 am meeting)
All questions that you receive from investors/media please refer to
Jenny Gunell
Frequent staff meetings to update you on the progress
Information will be published on the Intranet
Questions
can be sent to questions@transmode.com
Confidential

Disclaimer
The Offer will not be made to, nor will exchanges be accepted from, or on behalf of, holders of shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not comply with the laws of that jurisdiction. The acceptance period for the Offer for shares of Transmode described in this communication has not commenced.
In connection with the proposed combination of Infinera and Transmode, an offer document related to the Offer will be filed with and published by the Swedish Financial Supervisory Authority (the
“SFSA”). In addition, Infinera intends to file a Registration Statement on Form S-4 with the
SEC. Shareholders of Transmode should read the above referenced documents and materials carefully when such documents and materials become available, as well as other documents filed with the SEC and with the SFSA, because they will contain important information about the transaction. Infinera may not exchange the common stock referenced in the preliminary prospectus until the Registration Statement on Form S-4 filed with the SEC becomes effective. Shareholders of
Transmode may obtain free copies of these documents and materials, any amendments or supplements thereto and other documents containing important information about Infinera and the transaction, once such documents and materials are filed with the SEC, through the website maintained by the SEC at www.sec.gov.
Copies of the documents and materials filed with the SEC by
Infinera will also be available free of charge from Infinera’s website (www.infinera.com) under the heading “SEC Filings” in the “Company—Investor Relations” portion of Infinera’s website.
18 Confidential

Q&A